EXHIBIT 10(iii) 7
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                                                      EXHIBIT D

                          IT CORPORATION

                  1998 MANAGEMENT INCENTIVE PLAN



Purpose

     To recognize and reward key management, technical, and professional associates for their ability to assist the Company to achieve, or exceed identified Company goals, as well as personally achieve or exceed established pre-agreed individual performance goals.

     To offer a comprehensive incentive compensation program that will enable the Company to:

          Cost effectively attract and retain key management and professional personnel to enhance the Company's leadership position, and

          Motivate responsible management to achieve Company goals and foster teamwork within the Company by relating the incentive portion of total compensation directly to measurable performance criteria linked to the creation of enhanced shareholder value.

Eligibility

     Regular full-time active associates, generally in salary grade E12 or above, nominated by senior management and approved by the President.

     Associates must be approved for incentive plan eligibility each year. Eligibility in any given year does not assure eligibility in subsequent years.

     Incentive awards will only be paid to participants who are regular full-time status at the time the award is paid.

     Incentive awards will be calculated on actual base salary at the time the award is paid.


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Performance Period

     The primary Performance Period will be FY 1998. The Company's performance against the stock price appreciation target will be measured after the end of the fiscal year. Upon recommendation of the President, and at the discretion of the Compensation Committee, quarterly and semi-annual performance may be reviewed to determine if interim incentive payments are warranted and desired.

Performance Criteria

     EBIT - The Company's Earnings Before Interest and Taxes (EBIT) target of $18,528,000 (after payment of cash awards and excluding special items) must be met before any awards will be paid.

     DSO - The Days of Sales Outstanding (DSO) target (excluding special items) is 78 days average overall for the second six months of the fiscal year.

     Each Division must meet its Divisional DSO targets (excluding special items) for any participant in the Division to receive an award. Non-divisional participant awards are weighted 85% on the E&C Division achieving its DSO target and 15% on the C&V Division achieving its DSO target.

     The average DSO target for the second six months of the fiscal year is 77 days for the E&C Division and 89 days for the C&V Division.

     STOCK PRICE APPRECIATION - The stock price appreciation target will be met if the average trading price of the Company's common stock equals or exceeds $10.00 per share for forty-five (45) calendar days beginning on May 1, 1998 and ending June 14, 1998, the Company achieves 125% or more of its EBIT target and 100% of its DSO target.

     INDIVIDUAL PERFORMANCE - Individual awards are subject to an increase or decrease adjustment of up to 25% of the total award based on individual performance as determined by senior management.

     Factors to be considered when evaluating individual performance, to determine incentive awards, may include, but not be limited to, some or all of the following:
          -    New business development
          -    Accounts receivable improvement
          -    Intracompany cooperation
          -    Achievement of business unit milestones
          - Furtherance of the Company's mission with respect to client relationships, new business development, people development, quality and safety.

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Individual Awards

     Each participant will be assigned an annualized target incentive award ranging from 5% to 50% of salary. Target incentive awards will be prorated as necessary so that the sum of the individual awards does not exceed authorized Plan funding.

Incentive Pool Funding

     BASIC INCENTIVE POOL - The Basic Incentive Pool is $1,250,000 provided that the Company's targets for EBIT and DSO are met. The Basic Incentive Pool will be increased to a maximum of $1,875,000 if the Company exceeds its EBIT target by 25%. If the actual EBIT achieved for the year is between 100% and 125% of the target, the amount of the Basic Incentive Pool will be calculated by extrapolating between the minimum and maximum incentive pools.

     STOCK PRICE INCENTIVE POOL - The Stock Price Incentive Pool is fixed at $500,000 and is payable only if the Company achieves 125% of its EBIT target, 100% of its DSO target and if the average trading price of the Company's common stock equals or exceeds $10.00 per share for forty-five (45) calendar days beginning on May 1, 1998 and ending on June 14, 1998.

Incentive Award Payments

     INTERIM INCENTIVE AWARDS - Up to $500,000 of the Basic Incentive Pool may be paid after six months of the fiscal year have elapsed if recommended by the President and approved by the Compensation Committee.

     FINAL INCENTIVE AWARDS - The Basic Incentive Pool, less any Interim Incentive Awards, will be paid at the end of the fiscal year once the Company's EBIT and DSO performance is determined provided that the minimum performance targets are achieved. The Stock Price Incentive Pool is only payable after it can be determined that the average stock trading price target for forty-five (45) days was achieved.

Adjustments and Form of Payment

     The Compensation Committee of the Board of Directors reserves the right to make good faith adjustments to any of the Performance Criteria and/or the amount of Incentive Awards due to a material change in the Company's structure due to, but not limited to; acquisitions, divestitures or mergers. Further, although it is contemplated that Incentive Awards will be paid in cash, the Committee may at its discretion determine that Incentive Awards be made in the form of cash, stock, stock options, or in any other form or combination of forms as the Committee should determine.

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Administration

     The Plan shall be administered by the Compensation Committee of the Board of Directors.
     The authority of the Committee includes, but is not limited to the following:

          -    Determining eligibility for participation in the Plan
          -    Determining:
                    Incentive Award Opportunities and earned awards Performance measures and performance targets
          - Authorizing payments and determining the form of incentive (cash awards and stock awards)
          - Interpreting the Plan and exercising its power to prescribe, amend, or rescind rules and regulations relating to the Plan.
          - Adjusting the Company's performance goals and/or funded incentive pool due to a material change in the organizational structure of the Company and/or occurrence of extraordinary events.

Changes in Capital Structure and Other Events

     Upon dissolution or liquidation of the Corporation or upon reorganization, merger, or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon sale of all or substantially all of the assets of the Corporation, or change in control, the Committee may in its sole discretion:

          (a)    Accelerate the payment of earned awards under the Plan.

          (b) Make any other adjustments or amendments to the Plan and outstanding incentive awards as it may deem equitable.

Amendment and Termination of the Plan

     The Board may at any time and from time to time may suspend, terminate, modify, or amend the Plan.

General Provisions

     (a) The Company may deduct from incentive awards the gross amount of any overtime paid to the participant as well the gross amount of any other incentive compensation awards paid including Spot Incentive awards. Special recognition awards will not be deducted.

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     (b)  The Company may deduct federal, state, and any other local taxes of any kind required by law to be withheld upon payment of any incentive award under this Plan.

     (c) Nothing in this Plan or in any award granted pursuant hereto shall confer on an individual any right to continue in the employ of the Company or any of its subsidiaries or deter in any way the right of the Company or any subsidiary to terminate any employment.

     (d) The Plan shall take effect upon its adoption by the Compensation Committee of the Board of Directors.

     (e) Awards granted under the Plan shall not be transferrable otherwise than by will or by laws of descent and distribution, and awards may be realized during the employment of the participant or by his/her guardian or legal representative.




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